Exhibit 99.1

DayStar Technologies Announces 2009 Fourth Quarter and Year End Financial Results

Santa Clara, CA, March 19, 2010 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, today announced financial results for its fourth quarter and full year ended December 31, 2009.

Net loss for the fourth quarter of 2009 was $4.6 million or $0.14 per share, compared with a net loss of $7.8 million or $0.23 per share in the fourth quarter of 2008. Net loss for the full year ended December 31, 2009 was $25.0 million or $0.75 per share, compared with a net loss of $26.3 million or $0.79 per share in 2008. The lower net loss reflects the implementation of cost savings measures including a reduction in workforce in order to focus our resources on the development of our core CIGS technology while we continue fundraising efforts to built-out our initial production line. The loss on sale also reflects also reflects the decrease in payroll and research and development expenses resulting from the sale of our Halfmoon, NY operations earlier in the year. The per share losses were calculated on the weighted average common shares outstanding of 33.8 and 33.5 million for the fourth quarter and year ended December 31, 2009, respectively, compared with 33.4 and 33.2 million for the fourth quarter and year ended December 31, 2008, respectively.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding DayStar’s business that are not historical facts may be considered “forward-looking statements.” The forward-looking statements in this news release, such as statements that DayStar is confident that its compliance plan, when implemented, will meet the requirements for continued listing on NASDAQ, are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause DayStar’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties are detailed in DayStar’s annual report on Form 10-K for the year ended December 31, 2009, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. DayStar undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

DayStar Technologies, Inc.

Patrick J. Forkin III

Sr. VP Corporate Development

408/907.4633

investor@daystartech.com

Christopher T. Lail

VP & Corporate Controller

408/907.4600

investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$17,320	$17,120,401
Other current assets	343,083	543,357

Total current assets	360,403	17,663,758

Property and Equipment, at cost	52,915,965	46,022,825
Less accumulated depreciation and amortization	(6,388,914)	(8,942,105)

Net property and equipment	46,527,051	37,080,720

Other Assets	246,396	204,108

Total Assets	$47,133,850	$54,948,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$18,387,530	$7,554,814
Notes and capital leases payable, current portion	1,629,587	171,983
Deferred rent, current portion	139,870	175,212
Deferred revenue and gain	—	420,000

Total current liabilities	20,156,987	8,322,009
Long-Term Liabilities:
Deferred rent	3,452,790	2,951,557
Conversion feature	251,618	—
Stock warrants	131,835	125,481

Total long-term liabilities	3,836,243	3,077,038

Stockholders’ Equity	23,140,620	43,549,539

Total Liabilities and Stockholders’ Equity	$47,133,850	$54,948,586

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

	(Unaudited) For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
Revenue:	$—	$—	$—	$—

Costs and Expenses:
Research and development	2,577,712	5,687,197	14,741,983	17,678,212
Selling, general and administrative	1,212,026	2,057,746	6,058,676	8,864,142
Depreciation and amortization	739,744	934,832	3,534,770	3,242,504

Total costs and expenses	4,529,482	8,679,775	24,335,429	29,784,858
Other Income (Expense):
Other (expense) income	(217)	132,244	(485,494)	848,409
Interest expense	(84,031)	(7,392)	(189,628)	(39,431)
Amortization of note discount and financing costs	(988,847)	—	(1,096,330)	—
Gain on derivative liabilities	1,038,512	730,827	1,066,853	2,645,609

Total other (expense) income	(34,583)	855,679	(704,599)	3,454,587

Net Loss	$(4,564,065)	$(7,824,096)	$(25,040,028)	$(26,330,271)

Weighted Average Common Shares Outstanding (Basic And Diluted)	33,807,460	33,438,862	33,511,598	33,164,993

Net Loss Per Share (Basic and Diluted)	$(0.14)	$(0.23)	$(0.75)	$(0.79)